Exhibit 99.1

NeoRx Joins The Scripps Research Institute
in First Scientific Collaboration at Scripps Florida

— Florida Governor Jeb Bush Lauds Research Agreement as First Major
Biotech Collaboration for Scripps Florida —

— Focus to Be on Discovery of Novel, Small-Molecule, Multi-Targeted,
Protein Kinase Inhibitors for Cancer Treatment —

Seattle, WA and Palm Beach County, FL (August 4, 2005) — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, and The Scripps Research Institute, a non-profit biomedical research organization, today announced the first collaboration at Scripps Florida, focusing on discovering novel, small-molecule, multi-targeted, protein kinase inhibitors as therapeutic agents, including cancer treatments.

“The choice of NeoRx as Scripps Florida’s first partner in biotech research is truly exciting and is only the beginning of the many scientific collaborations sure to come,” said Governor Jeb Bush.  “This partnership with Scripps Florida will surely strengthen our state’s position as a world leader in curing disease and improving the human condition.”

NeoRx is the first biotechnology company to enter into a research alliance with Scripps Florida, the newly established division of Scripps Research in Palm Beach County.  NeoRx will provide $2.5 million over 26 months, approximately $140,000 of which will be paid in 2005, to support the research and will have the option to negotiate a worldwide exclusive license to any compounds developed through the collaboration.

“We are excited to have selected NeoRx as our first biotech partner at Scripps Florida and to move forward with this collaboration to identify potential cancer treatments,” said Richard A. Lerner, M.D., Scripps Research president.  “This is a significant opportunity, the first of many to come at Scripps Florida, for collaboration between leading scientists to do world-class science and discovery, ultimately leading to improvements in human health.”

“We are pleased to have entered into a research agreement with this premier research institution and are hopeful that our collaboration will lead to novel and unprecedented cancer products for our pipeline,” said Jerry McMahon, Ph.D., chairman and CEO of NeoRx.  “While we are currently focusing our resources on the clinical development of picoplatin, a next-generation intravenous platinum compound, we are committed to broadening our cancer portfolio to include agents with various mechanisms of action, including targeted cancer therapies such as protein kinase inhibitors.  It is becoming clear that the use of both platinum-based chemotherapeutics and kinase inhibitors either in combination or sequentially may provide important clinical benefit to patients.”

“Scripps Florida’s selection of NeoRx as its first biotech partner reflects NeoRx’s experience and focus in oncology,” said Thomas J. Pritzker, chairman and co-founder of Bay City Capital and chairman and CEO of The Pritzker Organization.  “As a NeoRx investor, I am excited about the promise of this research partnership.”

The research collaboration will be led by Chris Liang, Ph.D., director of medicinal chemistry at Scripps Florida.  Dr. Liang’s research focuses on the discovery of novel pharmaceuticals for the treatment of cancer, arthritis and asthma.  He previously served as director of chemistry at SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel, targeted small-molecule drugs.  SUGEN, where Dr. McMahon previously served as president, was acquired by Pharmacia in 1999, which subsequently was acquired by Pfizer in 2003.  While at SUGEN, Drs. Liang and McMahon were involved in the discovery and development of SUTENT (SU11248), a novel, oral multi-targeted tyrosine kinase inhibitor, currently in registrational trials with Pfizer for the treatment of advanced cancers.  Dr. Liang also developed a novel computational model for predicting kinase selectivity of inhibitors by analyzing the entire human kinase genome, or the kinome.  In addition, he was a key participant in the discovery of several additional drug candidates currently in various stages of development by Pfizer.

About The Scripps Research Institute

The Scripps Research Institute in La Jolla, California, and Palm Beach County, Florida, is one of the world’s largest, independent, non-profit biomedical research organizations.  It stands at the forefront of basic biomedical science that seeks to comprehend the most fundamental processes of life.  Scripps Research is internationally recognized for its research into immunology, molecular and cellular biology, chemistry, neurosciences, autoimmune, cardiovascular, and infectious diseases, and synthetic vaccine development.

Scripps Florida, a 364,000 square-foot, state-of-the-art biomedical research facility, will be built in the near future in Palm Beach County.  The facility will focus on basic biomedical science, drug discovery, and technology development.  Palm Beach County and the State of Florida have provided start-up economic packages for development, building, staffing, and equipping the campus.  Scripps Florida now operates with approximately 100 scientists, technicians, and administrative staff at 40,000 square-foot lab facilities on the Florida Atlantic University campus in Jupiter.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy.  A Phase II trial of picoplatin is currently under way for patients with small cell lung cancer.  The Company also plans to undertake a Phase I/II trial of picoplatin in colorectal cancer in late 2005 or early 2006. As of June 30, 2005, the Company had cash and investment securities of $11.5 million.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the parties’ research collaboration and product development efforts which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the parties’ research collaboration and product development efforts include the  risks of the uncertainties relating to the ability of the parties to successfully discover, develop, test, secure regulatory approval of and finance any compounds under the collaboration,  the timing and amount of payments under the arrangement , the sources and availability of additional financing of the research and development of any product candidates, the parties’ dependence on patents and other proprietary rights; and, as to NeoRx Corporation, the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The parties undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

jrathbun@neorx.com

(206) 286-2517

Jani Bergan

WeissComm Partners, Inc.

jbergan@weisscommpartners.com

415-946-1064

The Scripps Research Institute

Keith McKeown
kmckeown@scripps.edu

(858) 784-8134